Exhibit 99.1

Oct. 15, 2003

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Katie Pipkin
(713) 507-6466

DYNEGY ANNOUNCES CLOSING OF $300 MILLION OFFERING OF

ADDITIONAL SENIOR SECURED NOTES

HOUSTON (Oct. 15, 2003) – Dynegy Inc. (NYSE: DYN) today announced that it has closed its previously announced offering of $300 million aggregate principal amount of additional second priority senior secured notes issued by Dynegy Holdings Inc., Dynegy’s wholly owned subsidiary, in a private placement transaction.

The net proceeds from this offering, together with existing cash on hand, were used to:

•	Repay the $194 million remaining outstanding balance under the Term B loan,
•	Retire the $170 million capital lease obligation associated with the CoGen Lyondell power generation facility, and
•	Pay certain transaction fees and expenses.

The notes are not registered under the Securities Act of 1933, or any state securities laws. Therefore, the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This news release is neither an offer to sell nor a solicitation of any offer to buy the notes.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois.

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DYNEGY ANNOUNCES CLOSING OF $300 MILLION OFFERING OF ADDITIONAL SENIOR SECURED NOTES

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The company owns and operates a diverse portfolio of energy assets, including power plants totaling approximately 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.

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